Simpson Manufacturing Co., Inc. Announces Fourth Quarter Results

PLEASANTON, Calif., Feb. 7, 2013 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) today announced its fourth quarter 2012 results.

For the fourth quarter of 2012, net sales increased 10.7% to $144.7 million compared to net sales of $130.7 million for the fourth quarter of 2011. The Company had net income of $5.9 million for the fourth quarter of 2012 compared to net income of $4.9 million for the fourth quarter of 2011. Diluted net income per common share was $0.12 for the fourth quarter of 2012 compared to diluted net income of $0.10 per common share for the fourth quarter of 2011. The fourth quarter 2012 net income included a $9.9 million tax benefit.

The increase in the Company's fourth quarter 2012 sales was primarily due to $8.8 million in sales from businesses acquired since December 2011 with the remainder primarily due to increased volume offset by reduced prices. In the fourth quarter 2012, sales increased in North America, with an above-average increase in the United States, due in part to the recent acquisitions of Fox Industries and Automatic Stamping. Sales increases in Europe were also above average, primarily due to sales from the recent acquisition of S&P Clever in Europe, partly offset by decreases in France and the U.K. Effects due to foreign currency translation were not significant. Sales to contractor distributors and lumber dealers increased in the fourth quarter of 2012, compared to the fourth quarter of 2011, while sales to home centers decreased over the same period although sales to the Company's largest customer were flat. Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 83% of total Company sales in the fourth quarter of 2012, down from 88% in the fourth quarter of 2011. Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, increased as a percentage of total sales to 17% in the fourth quarter of 2012, from 11% in the fourth quarter of 2011. The majority of sales from recent acquisitions were attributed to the European acquisition, and mostly in concrete construction products.

Gross profit increased slightly to $55.2 million in the fourth quarter of 2012 from $54.9 million in the fourth quarter of 2011. As a percentage of net sales, gross profit decreased from 42.0% in the fourth quarter of 2011 to 38.2% in the fourth quarter of 2012. The North American gross profit margin decreased from 45.3% in the fourth quarter of 2011 to 42.8% in the fourth quarter of 2012, as a result of competitive price pressure, higher material, factory overhead, shipping and warehouse costs as a percentage of sales and increased concrete construction product sales, which have a lower gross margin than wood construction product sales, although labor costs were lower as a percentage of sales. The European gross profit margin decreased from 31.4% in the fourth quarter of 2011 to 21.2% in the fourth quarter of 2012, primarily due to higher overall costs as a percentage of sales, including severance costs and loss on sale of inventory related to the plant closure in Ireland and exiting the heavy-duty mechanical anchor market in Europe, which accounted for 5.2% and 3.7% of the reduced European gross margin, respectively and 1.0% and 0.7% of the reduced consolidated gross margin, respectively. Increased concrete construction product sales as a percentage of total sales also reduced the gross margin percentage. While steel prices decreased slightly in the fourth quarter the Company expects an increase in steel prices during the first quarter of 2013 due to an expected increase in demand.

Unless otherwise noted, changes in operating expenses were mostly attributable to the North American segment. Research and development and engineering expense increased 42.7% from $6.1 million in the fourth quarter of 2011 to $8.8 million in the fourth quarter of 2012, including increases in professional fees of $1.4 million primarily for truss software development costs and personnel costs of $0.6 million resulting from additional employees, partly due to the recent North American acquisitions, and a company-wide annual pay rate increase instituted in January 2012. Selling expense increased 17.0% from $18.0 million in the fourth quarter of 2011 to $21.1 million in the fourth quarter of 2012, primarily due to increases in personnel costs of $1.7 million, mostly from the recent North American acquisitions, additional employees and increased pay rates, professional and legal fees of $0.8 million, cash profit sharing of $0.3 million and equity-based compensation of $0.2 million. General and administrative expense increased 1.0% from $23.6 million in the fourth quarter of 2011 to $23.8 million in the fourth quarter of 2012. Professional and legal fees decreased $3.2 million, primarily due to acquisitions completed in 2011 and the first quarter of 2012 and a $0.4 million legal contingency recorded in 2011, and depreciation decreased $0.7 million due to capital projects not completed in 2012 as estimated. These decreases were partly offset by increased personnel costs of $1.6 million primarily due to the recent European acquisition, additional employees and increased pay rates and amortization expense of $1.2 million primarily due to recent acquisitions in both North America and Europe, as well as a $0.5 million increase in facility costs and a $0.3 million in fixed asset impairment related to real estate in Germany. The goodwill impairment charge of $2.3 million in the fourth quarter of 2012 was associated with assets acquired in Germany in 2002 and 2008.

In December 2012, the Company completed a transaction with Keymark Enterprises LLC ("Keymark"). In 2011, the Company purchased various software assets from Keymark and had engaged Keymark to perform certain software development for the Company, for which the Company had agreed to compensate Keymark at rates equal to a multiple of Keymark's costs. In the current transaction, the Company paid Keymark $9.1 million, hired thirty-nine Keymark employees to perform the development work that Keymark had previously been engaged to perform and purchased from Keymark various assets needed for that work. This transaction also included termination of the 2011 software development agreement and the Company will be entitled to certain software license revenue that was previously received by Keymark.

In September 2012, the Company decided to discontinue manufacturing heavy-duty mechanical anchors made in its facility in Ireland and selling these products in Europe in order to focus on selling light-duty and medium-duty anchors and its fastener products in conjunction with its connector products there. In December 2012, the Company ceased producing and selling these heavy-duty mechanical anchors and terminated employees in Europe, primarily in Ireland and Germany, who were manufacturing, selling or supporting the product line. As a result, the Company recorded in the fourth quarter of 2012 employee severance obligations of $2.0 million, with $1.5 million allocated to cost of sales and $0.5 million allocated to operating expenses. This is in addition to $1.0 million in severance costs recorded in the third quarter of 2012. Of the total charge of $3.0 million recorded year-to-date, $2.4 million was paid in the fourth quarter of 2012 and $0.6 million is to be paid in 2013. Due to the decision to close the facility, depreciation of certain fixed assets and amortization of intangible assets were accelerated, resulting in additional quarterly depreciation and amortization expense of $0.1 million and $0.6 million, respectively, with $0.1 million allocated to cost of sales and $0.6 million allocated to operating expenses. Other closing costs of $0.3 million were recorded in the quarter, with $0.1 million unpaid at year-end, all of which were allocated to operating expenses. In December 2012, the Company sold for $1.6 million certain assets associated with the heavy-duty mechanical anchor line, including inventory, code approvals and production equipment. The sale of inventory resulted in a loss of $1.0 million, which was included in gross margin, while the sale of long-term assets resulted in no net gain or loss. The net effect of these fourth quarter 2012 transactions was an increase in operating loss of $4.1 million with $2.7 million recorded in cost of sales and $1.4 million recorded in operating expenses. The net effect of these year-to-date transactions was a decrease in operating income of $5.1 million, with $3.5 million recorded in cost of sales and $1.6 million recorded in operating expenses.

The fourth quarter 2012 income tax benefit was primarily due to the realization of a $9.9 million tax benefit resulting from the worthless stock deduction for its investment in the Company's Irish subsidiary. The tax benefit was partly offset by the valuation allowances taken on foreign losses. The fourth quarter 2011 effective tax rate was 14.2%.

In 2012, net sales increased 8.9% to $657.2 million compared to net sales of $603.4 million for 2011 due in part to recent acquisitions and increased volumes. The Company had net income of $42.0 million for 2012 compared to net income of $50.9 million for 2011. Diluted net income per common share was $0.87 for 2012 compared to diluted net income of $1.04 per common share for 2011.

Sales in North America for 2012 increased, with an above-average increase in the United States, primarily due to increases in volume and recent acquisitions. Sales in Europe for 2012 increased slightly due to the recent European acquisition and to the sale of the heavy-duty mechanical anchors in Ireland, partly offset by decreases throughout the rest of the Company's European operations. Foreign currency translation effects were not significant. Sales to contractor distributors and lumber dealers had above-average increases in 2012 as compared to in 2011, while sales to home centers decreased over the same period, although sales to the Company's largest customer increased. Wood construction product sales represented 85% of total Company sales in 2012, down from 89% in 2011. Concrete product sales represented 15% of total sales in 2012, up from 11% in 2011, with increases in all geographic segments. Acquisitions since December 2011 contributed $32.2 million to sales in 2012, with the majority attributed to the European acquisition, and mostly in concrete construction products.

Gross profit increased to $283.5 million in 2012 from $270.8 million in 2011. As a percentage of net sales, gross profit decreased from 44.9% in 2011 to 43.1% in 2012. The North American segment gross profit margin decreased from 48.7% in 2011 to 46.5% in 2012, primarily due to higher material costs as a percentage of sales, increased concrete construction product sales, which have a lower gross margin than wood construction product sales, and competitive price pressure. These increases were partly offset by lower factory overhead as a percentage of sales due to increased volume. The gross profit margin for the European segment decreased from 32.6% in 2011 to 30.9% in 2012, primarily due to higher labor costs, factory overhead and warehouse costs as a percentage of sales, partly offset by lower material costs.

Unless otherwise noted, changes in operating expenses were mostly attributable to the North American segment. Research and development and engineering expense increased 38.8% from $25.9 million in 2011 to $35.9 million in 2012, including increases in professional fees of $6.5 million, primarily due to truss software development costs, personnel costs of $2.4 million resulting from additional employees in the North America and Asia/Pacific segments and a pay rate increase and equity-based compensation of $0.4 million. Selling expense increased 12.0% from $73.6 million in 2011 to $82.4 million in 2012, primarily due to an increase in personnel costs of $5.0 million, resulting from the recent North American and European acquisitions and expansion in the Asia/Pacific segment, additional employees and increased pay rates, an increase of $1.3 million in equity-based compensation, an increase of $1.2 million in legal and professional fees and an increase of $1.1 million in promotional costs. General and administrative expense increased 5.4% from $95.8 million in 2011 to $101.0 million in 2012. Personnel costs increased $4.3 million primarily due to the recent European acquisition and expansion in the Asia/Pacific segment, additional employees and an increase in pay rates. Amortization expense increased $3.3 million and depreciation expense increased $1.5 million primarily due to the recent acquisitions in both North America and Europe. The remaining increases in general and administrative expenses included $1.3 million in equity-based compensation, $0.7 million in computer hardware, software and support and the remainder in various other expenses. These increases were partly offset by a net decrease in professional and legal fees of $5.3 million, although professional and legal fees increased by $1.3 million in Europe due to the 2012 acquisition and the closure of the Ireland facility, and a decrease in cash profit sharing of $2.2 million due to lower operating income.

The provision for income tax expense decreased primarily due to the realization of a $9.9 million tax benefit resulting from the worthless stock deduction for its investment in the Company's Irish subsidiary. The 2011 effective tax rate was 35.4%.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, February 8, 2013, at 6:00 am Pacific Time. To participate, callers may dial 800-895-0198. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three and twelve months ended December 31, 2012 (unaudited) and 2011, were as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(Amounts in thousands, except per share data)	2012	2011	2012	2011
Net sales	$144,686	$130,732	$657,236	$603,446
Cost of sales	89,483	75,822	373,759	332,642
Gross profit	55,203	54,910	283,477	270,804

Research and development and engineering expenses	8,763	6,143	35,919	25,886
Selling expenses	21,109	18,041	82,364	73,568
General and administrative expenses	23,799	23,570	100,973	95,820
Impairment of goodwill	2,346	1,282	2,346	1,282
Loss on sale of assets	124	190	166	191

Income (loss) from operations	(938)	5,684	61,709	74,057

Gain on equity method investment, before tax	–	–	–	4,389
Interest income, net	35	82	212	340
Income (loss) before taxes	(903)	5,766	61,921	78,786

Provision for (benefit from) income taxes	(6,785)	818	20,003	27,886

Net income	$5,882	$4,948	$41,918	$50,900

Earnings per common share:
Basic	$0.12	$0.10	$0.87	$1.04
Diluted	0.12	0.10	0.87	1.04

Weighted average shares outstanding:
Basic	48,387	48,161	48,339	48,974
Diluted	48,495	48,214	48,412	49,023

Other data:
Depreciation and amortization	$6,184	$5,763	$26,857	$20,751
Pre-tax impairment of assets	2,688	1,282	3,149	2,376
Pre-tax equity-based compensation expense	3,303	3,025	10,667	6,837

Cash dividend declared per common share	$0.25	$0.125	$0.625	$0.50

The Company's financial position (unaudited) as of December 31, 2012 and 2011, was as follows:

	December 31,
(Amounts in thousands)	2012	2011
Cash and short-term investments	$175,553	$213,817
Trade accounts receivable, net	82,812	76,420
Inventories	204,124	180,129
Assets held for sale	593	6,793
Other current assets	34,972	24,905
Total current assets	498,054	502,064

Property, plant and equipment, net	213,452	195,716
Goodwill	121,981	99,849
Other noncurrent assets	56,835	38,458
Total assets	$890,322	$836,087

Trade accounts payable	$37,117	$22,033
Notes payable and lines of credit	178	–
Other current liabilities	58,220	49,554
Total current liabilities	95,515	71,587

Other long-term liabilities	5,239	6,137
Stockholders' equity	789,568	758,363
Total liabilities and stockholders' equity	$890,322	$836,087

Additional financial data of the Company for the three and twelve months ended December 31, 2012 and 2011 (unaudited), were as follows:

			%			%
	Three Months Ended		Qtr	Twelve Months Ended		Year
	December 31,		change	December 31,		change
(Amounts in thousands)	2012	2011	12 v 11	2012	2011	12 v 11
Net Sales by Reporting Segment
North America	$113,250	$102,990	10%	$522,895	$474,722	10%
Europe	28,313	25,040	13%	122,549	118,246	4%
Asia/Pacific	2,886	2,465	17%	10,843	9,528	14%
Administrative and all other	237	237	0%	949	950	0%
Total	$144,686	$130,732	11%	$657,236	$603,446	9%

Net Sales by Product Group*
Wood Construction	$119,537	$115,508	4%	$558,113	$536,132	4%
Concrete Construction	24,888	14,933	67%	97,967	66,030	48%
Other	261	291	(10%)	1,156	1,284	(10%)
Total	$144,686	$130,732	11%	$657,236	$603,446	9%

Income (Loss) from Operations
North America	$5,029	$3,325	51%	$71,586	$75,350	(5%)
Europe	(8,984)	(3,179)	(182%)	(8,095)	1,295	N/M
Asia/Pacific	(939)	126	N/M	(2,799)	(1,471)	(90%)
Administrative and all other	3,956	5,412	(27%)	1,017	(1,117)	N/M
Total	$(938)	$5,684	N/M	$61,709	$74,057	(17%)

Acquisition Information**
Sales from Acquisitions	$8,756	$417		$32,209	$417
Operating Income (Loss) from Acquisitions	(3,809)	(236)		(14,475)	(236)
*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
**	Acquisitions include Fox Industries and Automatic Stamping, both acquired in December 2011, S&P Clever, acquired in January 2012, and CarbonWrap, acquired in March 2012.
N/M Not Meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.